EXHIBIT 10.13

                               CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT (the "Agreement") is made this 14th day of September, 1995, by and between Spintek Gaming Technologies, Inc., a California corporation (the "Company"), having its principal place of business at The Tallan Building, 2 Union Square, Chattanooga, Tennessee 37402, and Sailfin Investments, Ltd., a foreign corporation ("Consultant"), having its principal place of business at 17-19 Seaton Place, St. Helier, Jersey JE2 3QL, Channel Islands.

	WHEREAS, the Company is engaged in the business of research, development, design, manufacture, marketing and distribution of gaming machines and equipment, as well as gaming related support, accounting and monitoring systems; and

	WHEREAS, Consultant is desirous of performing certain duties in accordance with the terms of this Agreement.

	WHEREAS, the parties desire Consultant to perform its duties as an independent contractor of the Company;

        NOW, THEREFORE, in consideration of the mutual promises and covenant herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

	1.	Duties of Consultant.  Consultant shall provide engineering, component costing, quality control and manufacturing supervision services to the Company in connection with the design and manufacture of the Company's products. Consultant shall perform such services in such manner and through such methods as Consultant deems necessary and proper, without any influence or control exerted by the Company. Consultant's performance shall be evaluated solely with regard to whether the result of Consultant's performance is satisfactory to the Company.

	2.	Place of Business.  Consultant shall maintain its own place of business, separate and distinct from that of the Company, and shall not otherwise identify itself or its employees or agents as being an integral part of the Company's regular business operations, except to identify itself as an independent contractor currently under contract to consult with the Company.

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	3.	Rights Upon Breach.  The Company shall have no right to
        terminate its obligations under this Agreement unless the Company determines in the good faith exercise of its business judgement that Consultant has not produced a result that is satisfactory to the Company. Consultant shall have no right to terminate its obligations under this Agreement except upon the breach by the Company of any of its obligations hereunder or pursuant to a mutual termination of this Agreement.

	4.	Term.  The term ("Term") of this Agreement shall commence upon the execution of this Agreement and shall continue for a period of twenty (20) months. The Company may elect to extend the Term of this Agreement for an additional forty (40) month period by giving Consultant written notice at least thirty (30) days prior to the expiration of the first twenty month period.

	5.	Compensation.

		(a)	Consultant shall receive as compensation from the
        Company for the performance of Consultant's duties hereunder a fee equal to $5.00 per each "accuhopper unit", or any part thereof, sold by the Company during each month of the Term. Such fee shall be payable monthly, and each month's fee shall be due and payable within thirty
        (30) days after the last day of such month. In the event the Company's sales of the accuhopper units are less than 4000 units in any month, Consultant shall receive a minimum fee of $20,000.00 for such month. In no event shall Consultant's aggregate compensation hereunder exceed $250,000 during the Term. In the event the Company terminates this Agreement for any reason other than pursuant to Paragraph 3 above, Consultant shall be paid $20,000 for each remaining month of the original twenty month period of the Term.

        6. Covenant Not to Compete. Neither Consultant nor any officer, director, shareholder, employee or agent of Consultant, shall directly or indirectly engage in, or provide consulting services to any company engaged in, the same business as the Company, as described herein, during the Term and for a period of two (2) years following the termination of this Agreement for any reason, within a circular geographic area, the center-point of which is the main United States Post Office in Las Vegas, Nevada, and the radius of which is 100 miles (the "Territory"). Indirect competition shall include, without limitation, the holding by any of Consultant or any officer, director, shareholder, employee or agent of Consultant, holding the position as a shareholder, partner, member, officer, director, agent or employee of any corporation, general or limited partnership, limited liability company, joint venture, association, proprietorship, or any other entity engaged in the same business as the Company; provided, however, ownership by Consultant or any officer, director, shareholder, employee or agent of Consultant, of not more than five percent (5%) of the outstanding securities of a company which is subject to Section 12(g) of the Securities Exchange Act of 1934, as amended, and which is engaged in the same business as the Company, alone shall not be deemed indirect competition hereunder.

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	7.	  Non-solicitation of Customers.  During the term hereof, and for a period of two (2) years following the termination of this Agreement for any reason, neither Consultant nor any officer, director, shareholder, employee or agent of Consultant, shall, except pursuant to this Agreement, solicit or call upon, or attempt to solicit or call upon, any of the customers of the Company, with whom Consultant had any communication during the term hereof or within the year immediately preceding the date of this Agreement, for the purpose of competing with the Company in the same business as the Company.

        8.        Nondisclosure and Nonuse of Confidential Information.
        Consultant recognizes that in the course of its providing services for the Company, any of Consultant or any officer, director, shareholder, employee or agent of Consultant, may be exposed to and/or generate confidential information otherwise not publicly known, which relates to the business and affairs of the Company. Consultant agrees that neither Consultant nor any officer, director, shareholder, employee or agent of Consultant, shall disclose to any person, firm or company, nor use for his, her or its own or another's benefit, during the Term of this Agreement and for a period of three (3) years thereafter, any such confidential information unless specifically authorized in writing by the Company. Confidential information covered by this Agreement includes, but is not limited to, customer lists, price lists, the design and specifications of any and all equipment, machines computer programs or other devices developed, manufactured or distributed by the Company, processes, formulas, and any other details or information regarding the conduct of the Company's business which is not a matter of public knowledge. Consultant agrees to be bound by the decision of the Company as to the confidential nature of any particular information.

        9. Noninterference with Personnel. During the term of this Agreement and for a period of one (1) years following the termination hereof, neither Consultant nor any officer, director, shareholder, employee or agent of Consultant, shall solicit, entice or persuade any employee(s) or agent(s) of the Company to leave the services of the Company for any reason whatsoever.

        10. Notices. Any notice required or permitted to be given to Consultant pursuant to this Agreement shall be sufficiently given if sent to Consultant by registered or certified mail addressed to Consultant at the address set forth below the Consultant's name at the end of this Agreement, or at such other address as he shall designate by notice to the Company, and any notice required or permitted to be given to the Company shall be sufficiently given if sent to the Company by registered or certified mail addressed to:

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                            Spintek Gaming Technologies, Inc.
                            609 Tallan Building
		            2 Union Square
                            Chattanooga, Tennessee 37402
                            Attention: Lanier M. Davenport

        or at such other address as it shall designate by notice to the Consultant.

        11. Assignment. The Assignment by Consultant of this Agreement or any interest herein, or of any money due or to become due by reason of the terms hereof, without the prior written consent of the Company shall be void; however, such assignment shall not be unreasonably withheld by the Company; this Agreement may be assigned by the Company to any subsidiary or successor, provided, however, that in the event of any such assignment, the Company shall obtain an instrument in writing from such assignee assuming the obligations of the Company hereunder and shall deliver an executed copy thereof to Consultant.

        12. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by a duly authorized officer of the Company, or upon the Consultant unless made in writing and signed by him.

        13. Applicable Law. This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Georgia.

        14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15. Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the Consultant.

        16. Headings. Paragraph headings or subparagraph headings herein are for convenience only and shall in no case be considered in construing this Agreement.

        17. Severability of Provisions. The covenants herein contained, including without limitation Paragraphs 6 and 7 and each paragraph thereof, are separate and independent, and in the event any paragraph or subparagraph hereof shall be declared invalid by a court or governmental agency, such invalidity shall not in any manner affect the validity or enforceability of any other Section, paragraph or subparagraph.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

					SPINTEK GAMING TECHNOLOGIES, INC.

                                        By:  /s/  LANIER M. DAVENPORT
					Its: Chairman and Chief Executive Officer

Attest:
[CORPORATE SEAL]

/s/ JONATHAN P. HOOVER
Secretary

					SAILFIN INVESTMENTS, LTD.

                                        By:  /s/ Michael Chamberlayne
                                        Its: Managing Director